Exhibit 10.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

AGREEMENT REGARDING OVERRIDING ROYALTY INTEREST

This Agreement Regarding Overriding Royalty Interest (this “Agreement”) is made effective as of 7:00 A.M. Mountain Time September 9, 2025 (the “Effective Time”), by and between LH Operating, LLC, a Texas limited liability company, with offices at 3730 Kirby Drive, Suite 180, Houston, Texas 77098 (“Grantor”), and [***] (“Grantee”).

RECITALS

WHEREAS, Assignor is the owner of the Subject Interests, Subject Wells and Subject Hydrocarbons (as defined below);

WHEREAS, as of the Effective Time and for other good and valuable consideration (as described herein), the receipt and sufficiency of which are hereby acknowledged, Grantor, subject to the other terms and provisions hereof, hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS unto Grantee, subject to the terms, exceptions and reservations herein contained, including all rights, estates, powers and privileges appurtenant thereto, with respect to the Subject Interest, the ORR Interest; and

WHEREAS, reference is made to that certain Conveyance of Overriding Royalty Interest between Grantor and Grantee executed in conjunction herewith and made effective as of the Effective Time (the “Conveyance”). Capitalized terms used herein shall have the meanings set forth in Exhibit A, attached hereto, provided that capitalized terms used but not defined herein shall have the meanings set forth in the Conveyance.

NOW, THEREFORE, BE IT RESOLVED, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee hereby agree as follows:

ARTICLE 1
PAYMENT

Section 1.1 Payment of ORR Interest.

(a) Grantor shall disburse to Grantee, within sixty (60) days after the Grantor’s receipt of payment for Subject Hydrocarbons (the “Due Date”) the amounts payable with respect to the ORR Interest in immediately available funds. Until disbursed to Grantee, Grantor will not commingle, spend, pledge, dispose of, or encumber all proceeds of the Subject Hydrocarbons attributable to the ORR Interest. Any amount not paid by Grantor to Grantee with respect to the ORR Interest by its Due Date shall bear, and Grantor hereby agrees to pay, interest at a rate of twelve percent (12%), compounded monthly, from the Due Date until such amount has been paid.

(b) Subject to the terms hereof, any payments in respect of the ORR Interest shall be free and clear of (i) all drilling, completing, developing, and operating costs and expenses, and (ii) all post-production costs, including the costs of compression, processing, gathering, and treating to make the production marketable and the costs of marketing and transportation (collectively, “Post-Production Costs”) incurred or charged by Grantor or any of its Affiliates with respect to Subject Hydrocarbons prior to the Point of Sale of such Subject Hydrocarbons. For purposes of this Agreement the “Point of Sale” shall be the place where title and risk of loss to the Subject Hydrocarbons fully transfers (with Grantor and its Affiliates having no further rights or interest in or to the Subject Hydrocarbons, contingent or otherwise) to a Third Party purchaser of the Subject Hydrocarbons (such Third Party, the “Purchaser”). The ORR Interest shall be paid upon the gross proceeds actually received by Grantor from the Purchaser for the sale of the applicable Subject Hydrocarbons as of the Point of Sale (net of any treating, gathering, transporting and other costs incurred and paid by Purchaser from and after the Point of Sale to third parties un-Affiliated with Purchaser or Grantor), and shall bear its proportionate share of all severance, excise, production, and similar taxes. For example:

(i) If the Point of Sale to any Gas is at the well, and the price paid by Purchaser to Grantor under the applicable sales contract is calculated by Purchaser by taking (A) an index price of $4.00/MMBtu and subtracting (B) treating, gathering, transporting and other costs incurred and paid by Purchaser from and after the Point of Sale to third parties un-Affiliated with Purchaser or Grantor, for a Point of Sale price paid by Purchaser to Grantor of $3.70/MMBtu, then the payment to Grantee for the applicable ORR Interest shall be calculated as the applicable Specified Percentage of $3.70/MMBtu.

(ii) If the Point of Sale to any Gas is downstream of the well, and the price paid by Purchaser to Grantor under the applicable sales contract is $4.00/MMBtu at the Point of Sale, and Grantor incurred $0.30/MMBtu in other costs, including costs to treat, gather and transport such Gas to the Point of Sale, then the payment to Grantee for the applicable ORR Interest shall be calculated as the applicable Specified Percentage of $4.00/MMBtu.

(iii) If (A) any Gas produced from any well is utilized as fuel or otherwise lost or unaccounted for prior to any Point of Sale and (B) the volume weighted average price paid by all Purchasers to Grantor under the applicable sales contracts for all Gas purchased that month is $4.00/MMBtu at the Point of Sale, then the payment to Grantee for the applicable ORR Interest with respect to such Gas utilized as fuel or otherwise lost or unaccounted for prior to any Point of Sale shall be calculated as the applicable Specified Percentage of $4.00/MMBtu.

(c) Commencing on January 1, 2026 and continuing through and including December 31, 2028 (each such calendar year, an “Annual Commitment Period”), Grantor shall fund, or cause to be funded, petroleum exploration, development and production activities that constitute “Qualified Project Expenditures” in an amount not less than Three Million Dollars (US $3,000,000) in each Annual Commitment Period (the “Annual Capital Commitment”). If, during any Annual Commitment Period, the aggregate Qualified Project Expenditures exceed the Annual Capital Commitment, the amount of such excess (the “Banked Commitment Credit”) shall be credited toward satisfaction of the Annual Capital Commitment for the immediately succeeding Annual Commitment Period only, and any portion of the Banked Commitment Credit not applied during such succeeding period shall automatically expire without further force or effect. For the avoidance of doubt, no Banked Commitment Credit may be applied retroactively to any prior period, nor may any Banked Commitment Credit be carried forward more than one (1) year.

(i) Subject to the foregoing Section 1.1(c), if in any Annual Commitment Period the sum of Grantor’s Qualified Project Expenditures plus any available Banked Commitment Credit is less than the Annual Capital Commitment (such shortfall, the “Funding Deficiency”), the Specified Percentage shall automatically and permanently increase, effective as of the first day following the end of the applicable Annual Commitment Period in which the Funding Deficiency occurs, by an amount (expressed in percentage points) equal to:

(1) (1.0 minus (Qualified Project Expenditures divided by Annual Capital Commitment)) multiplied by 0.02. For the avoidance of doubt and for illustrative purposes only, see Annex A for an example of such calculation.

(ii) For the avoidance of doubt, and notwithstanding anything herein contained herein the contrary, any increase to the Specified Percentage shall be cumulative and irrevocable, shall apply to all of the Subject Hydrocarbons produced and saved from and after Effective Date, and shall not be subject to reduction on account of Grantor’s performance in any subsequent Annual Commitment Period.

(d) After-Acquired Interests. In the event that after the Effective Time, Grantor or any Affiliate of Grantor acquires any right, title, claim, or interest (collectively the “rights” in and to formations and depths from the surface of the earth through the San Andres Formation in and to (a) any lands described in any of the Subject Interests (whether or not such rights are burdened by the Subject Leases), including any and all rights to any Hydrocarbon wells, (b) any leasehold interests derived from the pooling or unitization of the Subject Interests or any leases described in subpart (a) of this definitions (or portions thereof) with other leases of Hydrocarbons, (c) any of the lands covered by the Subject Interests whether arising under any unitization or pooling order, an operating agreement, a division order, or a transfer order, or under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, (d) any Secondary Arrangements or interests therein (“Subsequently Acquired Interests”), then Grantor shall, and shall cause its applicable Affiliates to execute and deliver to Grantee (i) a conveyance of overriding royalty interests substantially in the form of the Conveyance, with such Subsequently Acquired Interests being the only rights listed on Exhibit A and Exhibit B of such conveyance and (ii) an agreement regarding overriding royalty interest substantially in the form of this Agreement, with the definition of the “Conveyance” therein being modified to reference the applicable conveyance referenced in the immediately foregoing subpart (i) of this paragraph.

Section 1.2 Statements. In connection with each payment by Grantor, or the purchaser of production, to Grantee of proceeds attributable to the ORR Interest, Grantor shall include or cause the purchaser of production to include a statement of proceeds, deductions, and other calculations pertaining to such payment containing substantially similar information to the statements delivered by Grantor to royalty owners in the ordinary course of business in connection with payment of royalties, including written notification to Grantee of the date of initial production for each new Subject Well. Grantor shall maintain true and correct books, records, and accounts of (i) all transactions required or permitted by the Conveyance and this Agreement and (ii) the financial information necessary to properly reflect such transactions and in each case shall retain such records for a period of four years from and after the date of such transactions. Upon at least thirty (30) days’ prior written notice to Grantor, at Grantee’s sole cost and expense, Grantor shall give Grantee reasonable access in Grantor’s office during Grantor’s normal business hours to:

(a) all Subject Well production data in the possession of Grantor, as to the Leases and the Subject Wells; and

(b) all reasonably appropriate records pertaining to the production, transportation, marketing and sales of the Subject Hydrocarbons from the Leases and Subject Wells and the determination of the Subject Hydrocarbons and the ORR Interest and such other information as Grantee reasonably requests to verify the calculation of the Subject Interest and the ORR Interest.

Section 1.3 Overpayment; Past Due Payments. If Grantor ever pays Grantee more than the amount of money then due and payable to Grantee with respect to the ORR Interest, Grantor may at any time during the one (1) year period following the overpayment retain out of the amount which would otherwise be payable pursuant to Section 1.1 for its own account an amount equal to the overpayment, and in the event that Grantor fails to exercise its right to retain said amount, Grantor’s right to recover such overpayment shall cease and be of no further force and effect. Grantor shall give Grantee written notice of any underpayment or overpayment with respect to the ORR Interest, together with supporting documentation, computations, and data, promptly after obtaining knowledge of such underpayment or overpayment. Underpayments shall bear interest in accordance with Section 1.1.

Section 1.4 Option to Take In-Kind. Notwithstanding anything to the contrary set forth in this Agreement or in the Conveyance, on sixty (60) days’ notice to Grantor, Grantee shall have the right and option to take in kind or separately dispose of the proportionate share of all Subject Hydrocarbons derived from or attributable to the ORR Interest, provided that any extra expenditure incurred by Grantee in such taking in kind or separate disposition by shall be borne by Grantee, and Grantee shall bear its proportionate share of all severance, excise, production, and similar taxes with respect thereto.

Section 1.5 Certain Affidavits and Stipulations. In the event of the occurrence of (a) any Funding Deficiency, (b) any Recompletion of any Existing Well after the Effective Date as a well producing or capable of producing Subject Hydrocarbons from the San Andres Formation and/or (c) the re-assignment, re-conveyance or transfer of any Subject Interests to Grantor pursuant to the terms of Section 4.4(a) of the Farmout Agreement, then Grantor and Grantee shall promptly execute, deliver and record an affidavit in the applicable counties where the Subject Interests are located evidencing and putting third parties on notice of (i) the occurrence thereof, (ii) the increase or increase, as applicable to the Specified Percentage as to the Subject Interests and Subject Wells affected thereby and (iii) the effective date of such occurrence.

ARTICLE 2
OPERATION OF THE SUBJECT INTERESTS

Section 2.1 Operations. It is the express intent of Grantor and Grantee that the ORR Interest shall constitute (and the Conveyance shall conclusively be construed for all purposes as creating) a non-operating, non-cost bearing mineral right in the nature of a royalty interest for all purposes, free of all costs, expenses, and fees associated with the production of the Subject Hydrocarbons and free of all Post-Production Costs. Without limitation of the generality of the immediately preceding sentence, Grantor and Grantee acknowledge that Grantee has no right or power to participate in the selection of a drilling contractor, to propose the drilling of a well, to commence or shut down production, or to take over operations; provided, however, for clarity, this Section 2.1 shall not permit any release, surrender or abandonment for the primary purpose or intent of causing or effecting a termination of the ORR Interest; and provided, further, Grantor shall have no charge, management or control of or with respect to the ORR Interest itself, but instead such charge, management and control with respect to the ORR Interest will be vested solely in Grantee. Grantor (subject to the terms and provisions of any applicable operating agreements and the other provisions of this Agreement or the Conveyance): (x) will operate, maintain and develop any Leases or any Subject Wells operated by Grantor, to the extent applicable, or its Affiliates, or cause any Leases or any Subject Wells operated by Grantor, to the extent applicable, or its Affiliates to be operated, maintained and developed in accordance with the Reasonably Prudent Operator Standard and (y) will make elections under the Leases, operating agreement, unit agreement, contract for development and other similar instrument or agreement (including all determinations with respect to pooling and unitization, elections concerning abandonment of any Subject Well or release of any Lease or any Subject Well) in accordance with the Reasonably Prudent Operator Standard. As to those Leases and Wells for which Assignor is not the operator, Assignor shall vote its working interests and any other voting interests and exercise its rights with respect thereto under applicable operating or unit operating agreements in accordance with the Reasonably Prudent Operator Standard. Grantor and Grantee hereby expressly negate any intent to create (and the Conveyance and this Agreement shall never be construed as creating) a mining or other partnership or joint venture or other relationship subjecting Grantor and Grantee to joint liability. Nothing contained in the Conveyance or this Agreement shall be deemed to prevent or restrict Grantor from electing not to participate in any operations that are to be conducted under the terms of any operating agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to the Subject Interests and permitting consenting parties to conduct non-consent operations thereon.

Section 2.2 [Intentionally Remitted.]

Section 2.3 Marketing. Subject to Grantee’s rights under Section 1.4, (a) as between Grantor and Grantee, Grantor exercise due diligence and use all commercially reasonably efforts to, and shall have charge and control to, the marketing of all Subject Hydrocarbons, including those attributable to the ORR Interest, (b) Grantor shall market the Subject Hydrocarbons attributable to the ORR Interest in the same manner that it markets its share of the Subject Hydrocarbons, and (c) Grantor shall not be entitled to charge any fee for marketing the Subject Hydrocarbons attributable to the ORR Interest. With respect to the marketing of Subject Hydrocarbons attributable to the ORR Interest, Grantor shall have a duty of good faith and fair dealing, and shall undertake commercially reasonable efforts, but Grantor shall not have a duty to obtain a net price for Subject Hydrocarbons attributable to the ORR Interest in excess of the net price Grantor obtains for its own production of Subject Hydrocarbons; provided, that (i) no sale of any Subject Hydrocarbons shall (A) provide for payment for production to be paid in advance of such production occurring (including “take or pay” provisions), (B) allow the purchaser to defer payments for production for more than three (3) months after the month in which such production is sold and delivered to such purchaser (excluding disputed payments, delays in connection with initial payments for production due to normal industry delays for division order opinions, division orders or other matters) or (C) provide for payments to be made other than by wire transfers or other similar electronic means for the immediate payment of money and (ii) at any time that any Subject Hydrocarbons are marketed by a Person other than Grantor or an Affiliate of Grantor, the Reasonably Prudent Operator Standard shall apply to such marketing by Grantor.

Section 2.4 Secondary Arrangements. Grantor shall have the right, without the consent of Grantee, to enter into or acquire an interest in any renewal, extension, modification, amendment, supplement, new lease, replacement lease, or other similar arrangement that covers or relates to a Subject Interest or the interests from which the Subject Interests are derived (including, without limitation, the mineral estate covered by a Subject Interest consisting of a Lease) (a “Secondary Arrangement”); provided that (i) the ORR Interest shall apply to each and every Secondary Arrangement to the extent the ORR Interest had previously applied as conveyed to or acquired, directly or indirectly, by Grantor within two (2) years after the date of alleged termination (whether in whole or in part) of the Subject Interest associated with the Secondary Arrangement and (ii) Grantor will provide written notice to Grantee and cause a conveyance in the form substantially similar to the Conveyance to be executed by Grantor or its Affiliate, as applicable, delivered to Grantee and filed of record in all appropriate counties where the properties subject to such replacement lease is located, which conveyance shall convey to Grantee an ORR Interest in the applicable portions of the replacement Lease equal to the existing percentage of the ORR Interest. In the event that an Affiliate of Grantor acquires an interest that would qualify as a Secondary Arrangement if it had been acquired by Grantor, then, for purposes of this Conveyance, such interest shall be deemed a Secondary Arrangement of Grantor, and Grantor shall cause such Affiliate to assign and Transfer all rights and obligations related to such Secondary Arrangement to Grantor effective as of the time the interest was acquired by such Affiliate. No Secondary Arrangement (including, without limitation, the terms and provisions of any renewals, extensions, modifications, amendments, supplements, or other arrangements) shall adversely affect any of Grantee’s rights hereunder, including, without limitation, the computation or method of payment applicable to the ORR Interest, except to the extent that Grantor’s rights are proportionately adversely affected. Grantor shall furnish Grantee with written notice of any Secondary Arrangement within twenty (20) days from the acquisition thereof, which notice shall include a copy of all documents and instruments consisting of or relating to the Secondary Arrangement. In the event any Subject Interest that will expire or terminate in the absence of a Secondary Arrangement and Grantor does not intend to enter into a Secondary Arrangement, Grantor shall give Grantee written notice (such notice, a “Notice of Non-Renewal”) no later than twenty (20) days prior to the date upon which such Subject Interest will expire or terminate. Subject to any Third Party rights of consents of preferential rights, within twenty (20) days after receiving any Notice of Non-Renewal, Grantee may elect, by written notice to Grantor no later than ten (10) days prior to the date upon which such Subject Interest will expire or terminate, to acquire the Subject Interests described in the applicable Notice of Non-Renewal. If Grantee elects to acquire any Subject Interests described in a Notice of Non-Renewal, Grantor, within five (5) days of Grantee’s written election, shall execute and deliver to Grantee a conveyance of such Subject Interests with a special warranty of title. If Grantee fails to exercise its right to acquire a Subject Interest in response to a Notice of Non-Renewal, Grantee shall be deemed to have elected not to acquire the Subject Interest. In the event Grantee acquires the Subject Interest, Grantee shall assume and indemnify and hold Grantor harmless from lease obligations and plugging and abandonment responsibility for applicable wells.

Section 2.5 Abandonment. Grantor shall have the right to release, surrender, or abandon any Subject Interest or any portion thereof, provided, however, that Grantor shall give Grantee written notice (such notice, a “Notice of Abandonment”) no later than thirty (30) days prior to any such proposed release, surrender, or abandonment. Subject to any Third Party rights of consents of preferential rights, within twenty (20) days after receiving any Notice of Abandonment, Grantee may elect, by written notice to Grantor, to acquire the Subject Interests described in the applicable Notice of Abandonment. If Grantee elects to acquire any Subject Interests described in a Notice of Abandonment, Grantor shall, within fifteen (15) days of Grantee’s election, execute and deliver to Grantee a conveyance of such Subject Interests with a special warranty of title. If Grantee fails to exercise its right to acquire a Subject Interest in response to Notice of Abandonment, Grantee shall be deemed to have elected not to acquire the Subject Interest. Grantor shall have no duty, express or implied, to maintain any of the Subject Interests in force and effect. In the event Grantee acquires the Subject Interest, Grantee shall assume and indemnify and hold Grantor harmless from lease obligations and plugging and abandonment responsibility for applicable wells.

ARTICLE 3
TRANSFERS

Section 3.1 Assignment by Grantor. Grantor shall not Transfer any of the Subject Interests or assign or delegate Grantor’s rights or obligations with respect to the ORR Interest without the express prior written consent of Grantee (such consent not to be unreasonably withheld, conditioned or delayed). In the event Grantor makes any Transfer of any Subject Interests, the ORR Interest shall continue to burden the Subject Interests, and Grantee shall not be entitled to any portion of the consideration payable to Grantor in connection with such Transfer. Any Transfer of a Subject Interest made without the express prior written consent shall be null and void ab initio. It is agreed that Grantor shall assign certain right, title and interest in, to and under the Subject Interests to Virtus Energy Partners, LLC and/or its affiliates provided the ORRI Interest shall not be affected by such assignment and Virtus Energy Partners, LLC shall take subject to and in assumption of its proportionate responsibility for the ORR Interest.

Section 3.2 Assignment by Grantee. Grantee may Transfer all or any undivided interest in the ORR Interest (or any part thereof) without the consent of Grantor. No Transfer of the ORR Interest or any portion thereof shall be binding on Grantor until notice (consisting of a copy of the instrument evidencing such assignment or transfer) thereof shall have been furnished to Grantor. Notwithstanding the foregoing, if Grantee proposes to sell the ORR Interest to any Third Party with a date of Transfer within two (2) years from the Effective Time, Grantee shall have the right of first offer to purchase the ORR Interest.

ARTICLE 4
OWNERSHIP OF PROPERTY; LIABILITY OF GRANTEE;
NO RIGHT OF OPERATIONS BY GRANTEE

Section 4.1 Ownership of Certain Property. The ORR Interest does not include any right, title, or interest in and to any personal property, fixtures, or equipment and is exclusively an overriding royalty interest in and to the Subject Interests, the Subject Hydrocarbons, and the Subject Wells.

Section 4.2 No Personal Liability; Indemnity. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE CONVEYANCE OR THIS AGREEMENT, GRANTEE SHALL NEVER BE RESPONSIBLE OR LIABLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DRILLING, EQUIPPING, TESTING, DEVELOPING, OPERATING, PRODUCING, MAINTAINING, OR PLUGGING AND ABANDONMENT OF THE SUBJECT INTERESTS, THE SUBJECT HYDROCARBONS, THE SUBJECT WELLS, OR THE LANDS ASSOCIATED THEREWITH, OR THE STORING, HANDLING, TRANSPORTING, TREATING, OR MARKETING OF PRODUCTION THEREFROM EXCEPT TO THE EXTENT THAT GRANTEE TAKES PRODUCTION IN KIND WHEN GRANTEE SHALL BE LIABLE FOR SAME APPLICABLE TO ITS PRODUCTION TAKEN IN KIND. EXCEPT AS TO PRODUCTION TAKEN BY GRANTEE IN KIND, GRANTOR HEREBY COVENANTS AND AGREES TO INDEMNIFY, PAY, AND HOLD HARMLESS GRANTEE, GRANTEE’S AFFILIATES, AND THEIR RESPECTIVE OFFICERS, MEMBERS, SHAREHOLDERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, REPRESENTATIVES, AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF ALL OF THE FOREGOING (“INDEMNITEES”) FROM AND AGAINST ANY AND ALL SUCH RESPONSIBILITY AND LIABILITY AND FROM AND AGAINST ANY LOSSES, COSTS (INCLUDING, WITHOUT LIMITATION, ANY ATTORNEYS’ FEES, COURT COSTS, WITNESS FEES, COSTS OF INVESTIGATION, AND OTHER LEGAL COSTS), LIABILITIES (INCLUDING THE COSTS OF ANY INVESTIGATION, STUDY, SAMPLING, TESTING, ABATEMENT, CLEANUP, REMOVAL, REMEDIATION, OR OTHER RESPONSE ACTION NECESSARY OR APPROPRIATE FOR THE REMOVAL, REMEDIATION, CLEANUP, OR ABATEMENT OF ANY HAZARDOUS MATERIALS OR HAZARDOUS MATERIALS ACTIVITY), DAMAGES (INCLUDING NATURAL RESOURCE DAMAGES), FINES, PENALTIES, CLAIMS (INCLUDING ENVIRONMENTAL CLAIMS), CAUSES OF ACTION, INVESTIGATIONS, AND PROCEEDINGS, WHETHER BASED ON ANY GOVERNMENTAL REQUIREMENT (INCLUDING SECURITIES AND COMMERCIAL LAWS, STATUTES, RULES OR REGULATIONS AND ENVIRONMENTAL LAWS), ON COMMON LAW, IN EQUITY, ON CONTRACT, OR OTHERWISE, AND ALL EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER, IN ALL CASES WHETHER DIRECT, INDIRECT, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL, ARISING OUT OF, RESULTING FROM, OR ATTRIBUTABLE TO SAME OR TO THE BREACH BY SUCH GRANTOR OF ANY OF ITS OBLIGATIONS UNDER THE CONVEYANCE OR THIS AGREEMENT, AND IN ALL CASES WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, GROSS, OR SOLE NEGLIGENCE OF ANY INDEMNITEE.

ARTICLE 5
MISCELLANEOUS

Section 5.1 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given to Grantee or Grantor under the Conveyance or this Agreement shall be sent to such Person’s address as set forth in the first paragraph of this Agreement. Each notice hereunder shall be in writing and may be personally served or sent United States certified or registered mail or courier service and shall be deemed delivered on the date of receipt. Either party may specify its proper address or any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

Section 5.2 Amendments. Neither the Conveyance nor this Agreement may be amended or modified except pursuant to a written instrument executed by Grantor and Grantee. Notwithstanding anything herein to the contrary, in no event shall any amendment to the Farmout Agreement or affirmative waiver of any rights or remedies under the Farmout Agreement, including Section 4.4 thereof, by any of the parties thereto after the date hereof have any adverse impact or reduction of any of the rights, obligations or interests of Grantee under this Agreement or the Conveyance (including any amendment or waiver that would result in the reduction of the Specified Percentage or the waiver or delay in any increase to the Specified Percentage), it being understood that the rights and remedies of Grantee under this Agreement or the Conveyance shall be determined and calculated as of no such amendment or waiver occurs.

Section 5.3 Further Assurances. Grantor and Grantee shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances, and other documents as may be required or reasonably requested by Grantor or Grantee, as applicable, to establish, maintain, or protect the respective rights and remedies of Grantor and Grantee and to carry out and effectuate the intentions and purposes of the Conveyance and this Agreement.

Section 5.4 Waivers. The failure of Grantor or Grantee to insist upon strict performance of any provision of the Conveyance or this Agreement shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

Section 5.5 Governing Law. THE CONVEYANCE AND THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND GRANTEE UNDER EACH SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES.

Section 5.6 Rule Against Perpetuities. It is not the intent of Grantor or Grantee that any provision in the Conveyance or this Agreement violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and the Conveyance and this Agreement shall be construed as not violating any such applicable law to the extent the same can be so construed consistent with the intent of Grantor and Grantee. In the event, however, that any provision of the Conveyance or this Agreement is determined to violate any such applicable law, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by any such applicable law that will result in no violation thereof. To the extent such maximum period is permitted to be determined by reference to any life-in-being, Grantor and Grantee agree that life-in-being shall refer to the lifetime of the last to die of the now living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

Section 5.7 Government Forms. Separate governmental forms of assignment covering the ORR Interest in the Subject Hydrocarbons may be executed by Grantor to Grantee in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, power and privileges set forth in this Agreement and the Conveyance as fully as though they were set forth in each such assignment. The interests covered by such separate assignments are the same, and not in addition to, the interests conveyed in this Agreement and the Conveyance.

Section 5.8 Tax Matters. Nothing in the Conveyance or this Agreement shall be construed to constitute a partnership or to cause (under state law or for tax purposes) Grantor to be treated as being the agent of, or in partnership with, Grantee or Grantee to be treated as being the agent of, or in partnership with, Grantor. For all federal income tax purposes and any similar state or local tax purposes, (i) the ORR Interest shall be treated as a production payment within the meaning of IRC section 636 and Treasury Regulation Section 1.636-3(a), which is treated as a mortgage loan described in Treasury Regulation Section 1.636-1(a), (ii) such loan receivable shall be treated as distributed by Grantor to its members and then contributed by such members to Grantee, and (iii) each of Grantor and Grantee agree to report the ORR Interest consistently with this Section 5.8 and shall not assert in any audit or other proceeding with respect to taxes any treatment of the ORR Interest that is inconsistent with this Section 5.8. For avoidance of doubt, Grantor and Grantee acknowledge and agree that Grantor (and not Grantee) is entitled to all items of taxable income, gain, loss, and deduction (including depletion) with respect to the Subject Interests and the production of minerals attributable thereto.

Section 5.9 No Duplication. In addition to filing the Conveyance, Grantor and Grantee shall execute and file with appropriate authorities, whether federal, state, or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated by the Conveyance and this Agreement. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles, and privileges set forth in the Conveyance and this Agreement as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same and not in addition to the interests conveyed in the Conveyance.

Section 5.10 Binding Effect. All the covenants and agreements of Grantor contained in the Conveyance and this Agreement shall be deemed to be covenants running with the land. All of the provisions of the Conveyance and this Agreement shall inure to the benefit of Grantee and its successors and assigns and shall be binding upon Grantor and its successors and assigns and all other owners of the Subject Interests or any part thereof or any interest therein.

Section 5.11 Termination of Subject Interests. In the event any of the Subject Interests (or portions thereof, as applicable) should be released, surrendered, or abandoned by Grantor, then, subject to Section 2.4 and Section 2.5, the ORR Interest shall no longer apply to such Subject Interests (or portions thereof, as applicable), but the ORR Interest shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remaining portions thereof, as applicable).

Section 5.12 Severability. In case any provision in or obligation of the Conveyance or this Agreement shall be invalid, illegal, or unenforceable in any jurisdiction, (i) the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, (ii) Grantor and Grantee shall amend the Conveyance and this Agreement to the minimum extent necessary to restore the validity, legality, and enforceability of such provision or obligation, and (iii) in the absence of such amendment, the invalid, illegal, or unenforceable provision or obligation shall be reformed to the minimum extent necessary to restore the validity, legality, and enforceability thereof.

Section 5.13 Successors and Assigns. This Agreement and the Conveyance binds and inures to the benefit of Grantor and Grantee and their respective heirs, successors and assigns, and all the covenants hereof shall run with the working interests as to the Subject Wells and the Leases, and the lands covered thereby or subject thereto, with respect to the ORR Interest conveyed hereby, and in the event of any Transfer of any of Grantor’s interests derived from the Leases or the Subject Wells (including any judicial or non-judicial foreclosure sale by a receiver or trustee in bankruptcy and the granting of any lien by any court), such Transferred interests will be subject to all obligations of Grantor with respect to this Agreement and the Conveyance; provided, however, it being the intent of the Parties that any heirs, successors and/or assigns of Grantor’s interest in the Subject Hydrocarbons shall be responsible for the obligations hereunder only with respect to the Subject Hydrocarbons or such portion thereof so Transferred; provided, further, that except for those obligations arising under Section 1.1(a) and Section 1.1(b) of this Agreement and insofar and only insofar as they relate to the proportionate interest in and to the Subject Interests Transferred from LH Operating, LLC, as Assignor, to Virtus Energy Assets, LLC, as Assignee, as provided under Article 1 of the Farmout Agreement and the corresponding Assignment and Bill of Sale contemplated therein, this Agreement and its covenants and/or conditions shall not bind or effect Virtus Energy Assets, LLC. All Appendices, Exhibits and Schedules attached hereto are hereby made part hereof and incorporated herein by this reference. The Conveyance are intended to be recorded and filed of record. To facilitate recordation, there may omitted from the Exhibits to the Conveyance in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction (tax district, county, parish, state or federal agency) in which the particular counterpart is to be filed or recorded.

Section 5.14 Counterparts. This Agreement may be executed in several counterparts and all of such counterparts together shall constitute on and in the same instrument.

Section 5.15 Headings. Section headings in the Conveyance and this Agreement are included for convenience of reference only and shall not constitute a part of the Conveyance or this Agreement, as applicable, for any other purpose or be given any substantive effect.

Section 5.16 Conflicts. In the event of a conflict between this Agreement and the Conveyance, the terms and provisions of this Agreement shall control to the extent and only to the extent of the conflict. The terms, provisions, and obligations set forth in this Agreement shall survive the execution of the Conveyance and shall not merge with or into the Conveyance.

Section 5.17 Entire Agreement. THE CONVEYANCE AND THIS AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG GRANTOR AND GRANTEE AND SUPERSEDE IN THEIR ENTIRETY ANY PRIOR WRITTEN OR ORAL AGREEMENT BETWEEN GRANTOR AND GRANTEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF GRANTOR AND GRANTEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG GRANTOR AND GRANTEE.

Section 5.18 Incorporation of Exhibits and Recitals. The Exhibits attached to the Conveyance and this Agreement and the recitals set forth in each are incorporated into and shall form a part of the Conveyance or this Agreement, as applicable, for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is dated as of the Effective Time.

GRANTOR:

LH OPERATING, LLC

By:	/s/ Mitchell B. Trotter
Mitchell B. Trotter, CFO

GRANTEE:

[***]

By:	[***]
Name:	[***]
Title:	[***]

Virtus Energy Partners, LLC joins in the execution hereof for the sole purpose of recognizing and acknowledging that the Farmout Agreement and right, title and interests to be conveyed thereunder shall be subject to the ORRI Interest of [***] under this Agreement and Conveyance and Virtus Energy Partners, LLC shall assume its proportionate responsibility thereof.

VIRTUS ENERGY PARTNERS, LLC

By:	/s/ Lance L. Taylor
Lance L. Taylor, CEO and Manager

[Signature Page to Agreement Regarding Overriding Royalty Interest]

EXHIBIT A

Definitions:

As used herein, the following terms shall have the meaning given to them below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by, or is under common Control with such specified Person.

“Agreement” shall have the meaning given to it in the first paragraph of this Agreement.

“Control” and its syntactical variants shall mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract, or otherwise.

“Conveyance” shall have the meaning given to it in the second paragraph of this Agreement.

“Due Date” has the meaning given to it in Section 1.1(a).

“Effective Time” shall have the meaning given to it in the first paragraph of this Agreement.

“Farmout Agreement” shall have the meaning given to it in the Conveyance.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Requirement” means, at any time, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), whether now or hereinafter in effect, including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Grantee” shall have the meaning given to it in the first paragraph of this Agreement, and such entity’s successors and assigns; and, unless the context in which it is used shall otherwise require, such term shall include any successor owner at the time in question of any or all of such the ORR Interest.

“Grantor” shall have the meaning given to it in the first paragraph of this Agreement, and such entity’s successors and assigns; and, unless the context in which it is used shall otherwise require, such term shall include any successor owner at the time in question of any or all of the Subject Interests.

“Hydrocarbons” shall mean oil, condensate, natural gas and other gaseous hydrocarbons or minerals (including helium), and any other liquid hydrocarbons recovered by field equipment or facilities or that are removed from a gas stream by the liquids-extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids, including ethane, propane, butane, and natural gasoline, and mixtures thereof.

Agreement Regarding Overriding Royalty Interest

Exhibit A - Page 1

“Indemnitees” shall have the meaning given to it in Section 4.2.

“Lease” shall have the meaning given to it in the Conveyance.

“LH Operating” shall have the meaning given to such term in the Recitals.

“Notice of Abandonment” shall have the meaning given to it in Section 2.5.

“Notice of Non-Renewal” shall have the meaning given to it in Section 2.4.

“ORR Interest” shall have the meaning given to it in the Conveyance.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and Governmental Authorities.

“Point of Sale” shall have the meaning given such term in Section 1.1(b).

“Post-Production Costs” shall have the meaning given such term in Section 1.1(b).

“Purchaser” shall have the meaning given such term in Section 1.1(b).

“Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator under the same or similar circumstances, acting with respect to its own property and without giving effect to the existence of the ORR Interest.

“Recompleted” shall have the meaning given to it in the Conveyance.

“San Andres Formation” shall have the meaning given to it in the Conveyance.

“Secondary Arrangement” shall have the meaning given to it in Section 2.4.

“Specified Percentage” shall have the meaning given to it in the Conveyance.

“Subject Hydrocarbons” shall have the meaning given to it in the Conveyance.

“Subject Interests” shall have the meaning given to it in the Conveyance.

“Subject Well” shall have the meaning given to it in the Conveyance.

“Third Party” shall mean any Person other than Grantor, Grantee, or any Affiliate of Grantor or Grantee.

“Transfer” and its syntactical variants shall mean any assignment, sale, transfer, conveyance, or disposition of any property.

“Treasury Regulations” shall mean the United States federal income tax regulations promulgated under the Internal Revenue Code of 1986, as amended.

Agreement Regarding Overriding Royalty Interest

Exhibit A - Page 2

ANNEX A

Illustrative Calculation Example:

By way of illustration only, if the Qualified Project Expenditures in the 2026 Annual Commitment Period equals $2,500,000 and no Banked Commitment Credit is available, the Specified Percentage as to all Subject Interests and Subject Wells shall increase by (1.0 – (2,500,000 ÷ 3,000,000)) × 0.02 = 0.0033 (i.e., 0.33%), thereby increasing the Specified Percentage by thirty-three hundredths percent (0.33%).

Agreement Regarding Overriding Royalty Interest

Annex A - Page 1